EXHIBIT 5.1
OPINION AND CONSENT OF HEWITT & O’NEIL LLP
March 21, 2007
Quiksilver, Inc.
15202 Graham Street
Huntington Beach, CA 92649

Re:	Quiksilver, Inc. — Registration Statement for Offering of an Aggregate of 2,900,000 Shares of Common Stock
Dear Ladies and Gentlemen:
     We have acted as counsel to Quiksilver, Inc., a Delaware corporation (the “Company”), in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, of 2,000,000 shares of the Company’s common stock (the “Option Shares”) authorized for issuance under the Company’s 2000 Stock Incentive Plan, as amended and restated (the “2000 Plan”), and 900,000 shares of the Company’s common stock (the “Purchase Plan Shares”) authorized for issuance under the Company’s Employee Stock Purchase Plan (the “ESPP”) (collectively, the Option Shares and the Purchase Plan Shares are referred to as the “Shares”).
     This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.
     We have reviewed the Company’s charter documents and the corporate proceedings taken by the Company in connection with the establishment and amendment of the 2000 Plan and the ESPP. Based on such review, we are of the opinion that, (i) if, as and when the Option Shares have been issued and sold (and the consideration therefor received) pursuant to the provisions of option agreements or stock purchase rights duly authorized under the 2000 Plan and in accordance with the Registration Statement, such Option Shares will be duly authorized, legally issued, fully paid and nonassessable and (ii) if, as and when the Purchase Plan Shares have been issued and sold (and the consideration therefor received) pursuant to the provisions of the ESPP and in accordance with the Registration Statement, such Purchase Plan Shares will be duly authorized, legally issued, fully paid and non-assessable.
     We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.
     This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company and the Shares.

Very truly yours,
/s/ Hewitt & O’Neil LLP

HEWITT & O’NEIL LLP